Exhibit 10.1

AMENDMENT TO FORBEARANCE AGREEMENT

THIS AMENDMENT TO FORBEARANCE AGREEMENT (this “Agreement”) is made this 10th day of September, 2010 by and between Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for the Benefit of the Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-WHALE 8 (“Trustee”) and HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company (the “Borrower”).

W I T N E S S E T H:

WHEREAS, Trustee and Borrower entered into that certain Forbearance Agreement, dated as of July 9, 2010 (the “Forbearance Agreement”), pursuant to which Trustee agreed to forbear from taking certain actions in connection with Borrower’s failure to pay off the Note on the Maturity Date (as such terms are defined in the Forbearance Agreement); and

WHEREAS, Trustee and Borrower desire to extend the Forbearance Period set forth in the Forbearance Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trustee and Borrower hereby agree as follows:

Section 1. Capitalized Terms. All capitalized terms used in this Agreement without definition shall have the meaning assigned to those terms in the Forbearance Agreement

Section 2. Effect of Prior Agreements. Except as specifically modified by the terms of this Agreement, all prior agreements between Trustee, Servicer, Special Servicer and Borrower, including, but not limited to the Note, the Mortgage, the Forbearance Agreement and any other document evidencing, securing, governing or guaranteeing the Loan (collectively, the “Loan Documents”) shall remain in full force and effect. Borrower hereby ratifies and affirms all of its covenants and obligations under the Loan Documents and Forbearance Agreement, as further amended hereby, and further covenants and agrees to perform fully all of such covenants and obligations in accordance with the express terms of the Loan Documents and Forbearance Agreement, as further amended hereby.

Section 3. Amendment to Forbearance Agreement. Section 3.2 of the Forbearance Agreement is hereby amended by changing the expiration date of the Forbearance Period from “September 12, 2010” to “October 12, 2010.”

Section 4. Execution in Counterparts. This Agreement may be executed in any number of separate counterparts by different parties hereto, each of which, when so executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. This Agreement shall not be binding and enforceable as to any party who executes this Agreement until it has been executed by Borrower and Trustee, by and through Special Servicer.

Section 5. Further Assurances. Trustee and Borrower agree to cooperate with each other in preparing and executing such other and further documents and taking such other and further action as may be necessary or appropriate to implement this Agreement.

Section 6. Choice of Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York (excluding the choice of law rules thereof).

Section 7. Invalidity of Any Part. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any of those events, the following shall occur: (a) the provision(s) shall be enforced to the fullest extent of its validity, legality and enforceability; or (b) if such provisions would operate so as to invalidate this entire Agreement, only such provision(s) shall be void as though not herein contained, and the remainder of the clauses and provisions of this Agreement will remain in full force and effect. If, for any circumstance whatsoever, fulfillment of such provision shall be proscribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity.

Section 8. Miscellaneous. The recitals are incorporated into and made a part of this Agreement. Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular. The use of any gender, tense, or conjugation shall include all genders, tenses, and conjugations. The paragraph headings and subparagraph headings have been included for convenience, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement. This Agreement may only be amended, waived, changed, modified, or discharged by an agreement in writing signed by the parties.

[Signatures on following page.]

IN WITNESS WHEREOF, and intending to create an instrument under seal, Borrower and Trustee have duly executed this Agreement under seal as of the day and year first written above.

BORROWER:

HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company

By:	Hendry Hudson Senior Mezz, LLC, a Delaware limited liability company, its sole member

By:	Morgans Group LLC, a Delaware limited liability company, its sole member

By:	Morgans Hotel Group Co., a Delaware corporation, its managing member

By:	/s/ Richard Szymanski

Name: Richard Szymanski Title: CFO

TRUSTEE:

BANK OF AMERICA, NATIONAL ASSOCIATION, AS SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE HOLDERS OF WACHOVIA BANK COMMERCIAL MORTGAGE TRUST, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-WHALE 8

By:	CWCapital Asset Management LLC, solely in its capacity as Special Servicer

By:	/s/ Kevin Thompson

Name: Kevin Thompson Title: Vice President

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